UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15327	58-1642740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11726 San Vicente Boulevard, Suite 650

Los Angeles, California 90049

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: Rights to Purchase Series B Junior Participating Preferred Stock

Item 1. Description of Registrant’s Securities to be Registered.

On December 13, 2019, the Board of Directors of CytRx Corporation (the “Company”) authorized and declared a dividend to stockholders of record at the close of business on December 23, 2019 of one preferred share purchase right (a “Right”) for each outstanding share of common stock, $0.001 par value per share, of the Company. Each Right entitles the holder to purchase from the Company one one-thousandth (subject to adjustment) of one share of Series B Junior Participating Preferred Stock, $0.01 par value per share (“Preferred Stock”), of the Company at an exercise price of $5.00 per one one-thousandth of a share of Preferred Stock. The complete terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of December 13, 2019, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

The principal terms of the Rights and the Rights Agreement are described in Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2019, which item is incorporated in its entirety by reference herein.

Item 2. Exhibits.

(a) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series B Junior Participating Preferred Stock *
4.1	Rights Agreement, dated as of December 13, 2019, by and between CytRx Corporation and American Stock Transfer & Trust Company, LLC, as rights agent *
4.2	Form of Rights Certificate *
99.1	Summary of Rights to Purchase Series B Junior Participating Preferred Stock *

* Incorporated by reference to the same exhibit in the Current Report on Form 8-K filed by the Company on December 19, 2019.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CYTRX CORPORATION

Date: January 22, 2020	/s/ John Y. Caloz
John Y. Caloz
Chief Financial Officer

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